Exhibit 10.1

NON-EXCLUSIVE LICENSE AGREEMENT

THIS NON-EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is made and entered into as of November 9, 2007 (“Effective Date”) by and between Aegis Assessments, Inc., a Delaware corporation (“Aegis”), and Sentinel Emergency Response Technology, Inc., a Nevada corporation (“Licensee”).

RECITALS

WHEREAS, Aegis is the rightful and sole owner of certain intellectual property, including, without limitation, patents issued, patent applications, trademarks, know-how, data, discoveries, inventions and technical information; and

WHEREAS, Licensee desires to acquire non-exclusive worldwide rights to the Intellectual Property Rights (defined below) in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, intending to be legally bound upon the terms, conditions and mutual covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise provided in this Agreement, the following terms when used with initial capital letters shall have the meaning set forth below:

1.1

 “Intellectual Property Rights” means, collectively, with respect to Aegis, all of the following worldwide intangible legal rights of Aegis, including those existing or acquired by ownership, license, contract or other legal operation, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) patents, patent applications, and patent rights, including any and all continuations, continuations-in-part, divisions, reissues, revisions, reexaminations or extensions thereof; (ii) inventions (whether patentable or not in any country and whether or not reduced to practice), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know-how, technology and technical data; (iii) rights associated with works of authorship (including audiovisual works), including, without limitation, copyrights, copyright applications and copyright registrations and renewals in connection therewith, moral rights, database rights, mask work rights, mask work applications and mask work applications and registrations and renewals in connection therewith; (iv) rights in trade secrets, including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings, specifications, models, pricing and cost information, business and marketing plans and proposals, rights in industrial property, customer, vendor and prospect lists and all associated information or databases and other confidential or proprietary information, and all rights relating to the protection of the same, including, without limitation, rights under nondisclosure agreements; (v) any other proprietary rights in technology, including software, firmware, all scripts and source and object code (including descriptions, flow charts and other work product used to design, organize or develop such computer software and any related documentation), algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda, records, business information, or trade marks, trade dress or names, anywhere in the world; (vi) any rights analogous thereto in the preceding clauses and any other proprietary rights relating to intangible property, including, without limitation, brand names, trademarks, service marks, domain names, trademark and service mark registrations and applications therefore and renewals in connection therewith, trade names, corporate names, logos, rights in trade dress and packaging, together with all translations, adaptations, derivations and combinations thereof, and all goodwill associated with the same; (vii) all rights to sue or make any claims for any past, present or future infringement, misappropriation or unauthorized use of any of the foregoing rights and the right to all income, royalties, damages and other payments that are now or may hereafter become due or payable with respect to any of the foregoing rights, including, without limitation, damages for past, present or future infringement, misappropriation or unauthorized use thereof; (viii) rights under license agreements for the foregoing; and (ix) all intellectual property rights listed on Exhibit A attached hereto.

“Licensed Products” shall mean (i) the products set forth on Exhibit A attached hereto, and (ii) any products derived from the Intellectual Property Rights.

“Net Revenues”

 means the gross revenues actually received by Aegis, as determined by generally accepted accounting practices (“GAAP”), in connection with licensing, maintaining and supporting the Licensed Products, (and any add-ons or ancillary products or services related to the Licensed Products) but excluding any gross revenues received by Aegis or its affiliates following the Effective Date from the sale of any other products or services of Aegis or its affiliates, including but not limited to any hardware sales, hardware and other installation, maintenance, add-ons or ancillary products or services unrelated to the Licensed Products, less the following reductions of said gross revenues:

(a)

discounts on the Licensed Products (and any add-ons or ancillary products or services related to the Licensed Products) allowed or given;

(b)

credits or refunds allowed for the return of rejected, outdated, damaged or returned Licensed Products (and any add-ons or ancillary products or services related to the Licensed Products);

(c)

rebates and price adjustments allowed or given with respect to the Licensed Products (and any add-ons or ancillary products or services related to the Licensed Products) and;

(d)

sales and other excise taxes and duties directly related to the sale, transportation or delivery of the Licensed Products (and any add-ons or ancillary products or services related to the Licensed Products), but only to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale).

Each of the items set forth in clauses (a) through (d) above shall be deducted from the gross amount received only to the extent charged against Aegis and evidenced in Aegis’s books and records of account.  Deductions shall be determined in accordance with GAAP.  If any of the Licensed Products (and any add-ons or ancillary products or services related to the Licensed Products) is sold for compensation other than cash, Net Revenues shall be calculated based on the gross list price of such Licensed Products on the date of sale.

ARTICLE 2

GRANT OF LICENSE

2.1

Grant of License.  Subject to the terms and conditions contained in this Agreement, Aegis hereby grants to Licensee an irrevocable (other than a termination pursuant to Section 7.2 below), non-exclusive, worldwide, fully paid-up, perpetual, transferable, royalty-free, sublicensable  license to (i) make, have made, use, sell, have sold, offer for sale, import and otherwise obtain or provide Licensed Products,  (ii) use the Intellectual Property Rights and to practice the inventions covered thereby and (iii) modify, enhance, reverse engineer, decompile and otherwise make derivative works of Intellectual Property Rights and the Licensed Products; provided, however, that in no event during the term of this Agreement shall Aegis license the Intellectual Property Rights or rights with respect to Licensed Products to any individual or entity set forth on Exhibit B attached hereto.

2.2

Retained Rights.  Aegis shall retain all rights to the Intellectual Property Rights except as set forth in this Agreement.

2.3

Right of First Refusal.  Provided this Agreement has not been terminated pursuant to Article 7 below, if Aegis receives an offer, either written or verbal, or otherwise seeks to license, sell, convey, encumber or otherwise transfer (including by operation of law, through foreclosure, dissolution, bankruptcy or other similar process) all or any portion of the Intellectual Property Rights (“IP Sale”), Aegis shall immediately notify Licensee in writing (the “First Refusal Notice”) of such occurrence(s) and specify the material terms thereof, including the identity and address of the proposed purchaser(s), licensors or other transferees (the “Third Party Purchaser”).  Licensee shall then have the option and right of first refusal within thirty (30) calendar days of receipt of the First Refusal Notice to provide Aegis a written reply notice electing to purchase the Intellectual Property Rights under the same terms as the IP Sale.

If Licensee elects to exercise its right of first refusal as set forth above, Aegis and Licensee shall immediately begin negotiating definitive documents and shall close the transaction as soon as is practical but in no event later than sixty (60) calendar days from the  date of Licensee’s receipt of the First Refusal Notice; provided, however, that if Licensee elects to exercise its right of first refusal, the purchase price to be paid by Licensee to Aegis shall be reduced by the lesser of (i) $1,000,000 (the “Threshold”), or (ii) the amount of the purchase price contained in the First Refusal Notice (the “Reduced Purchase Price”).

If Licensee does not elect to exercise its right of first refusal as set forth above, the Third Party Purchaser shall be required to pay directly to Licensee the lesser of the Threshold or the Reduced Purchase Price by wire transfer of immediately available funds at the closing of the IP Sale.   In the event the IP Sale is for an amount less than the Threshold, Aegis shall be required to pay directly to Licensee the difference between the Threshold and the Reduced Purchase Price by wire transfer of immediately available funds at the closing of the IP Sale.

In connection with any transfer of the Intellectual Property Rights to a third party, Aegis shall obtain the written agreement of such third party indicating that such third party agrees to be bound by the terms and provisions of this Agreement.  Any transfer of the Intellectual Property Rights in contravention of this Section 2.3 shall be null and void.

2.4

Modifications or Improvements.  Inventions, modifications, improvements, adaptations, derivative works or additions to the Intellectual Property Rights conceived by Licensee or its directors, officers, employees, affiliates or independent contractors shall be owned exclusively by Licensee (collectively, “Licensee IP”).  To the extent any Intellectual Property Rights are necessary for the enjoyment, practice, use or other commercialization of Licensee IP, Aegis hereby grants to Licensee an irrevocable, exclusive, worldwide, fully paid-up, perpetual, transferable, royalty-free, sublicensable license to the Intellectual Property Rights which shall survive any termination of this Agreement.  Aegis shall cooperate in good faith and shall take such actions as are reasonably necessary to effect, correct or make clear matters of title accordingly and to assist Licensee in the development of such further inventions, modifications, improvements, adaptations, derivative works or additions.

2.5

Competition by Licensee.  Aegis and Licensee understand and acknowledge that Licensee intends to develop and distribute radio interoperability devices, and that such activity may involve doing business with customers, prospective customers, suppliers, and other business partners that Aegis has done business with in the past.  No provision in this Agreement shall be interpreted as limiting such activity by Licensee in any way and Aegis hereby consents such actions by Licensee.

2.6

Competition by Aegis.  For a period of two years from the Effective Date (the “Aegis Payment Period”), Aegis shall make cash payments (each such payment an “Aegis Payment”) to Licensee equal to 25% of Net Revenues resulting from the sales of the Licensed Products up to a maximum of $1,060,00 gross proceeds to Licensee.

Each Aegis Payment shall be payable by Aegis to Licensee 30 days (such date the “Aegis Payment Date”) after the last day of each calendar quarter during the Aegis Payment Period (unless such Aegis Payment is subject to a good faith dispute, in which case such Aegis Payment shall be payable within the time period provided below).  Licensee shall be entitled to no Aegis Payment for any (i) period after the Aegis Payment Period or (ii) amounts in excess of $1,060,000 gross proceeds to Licensee payable under this Section 2.6.

Aegis shall calculate and deliver to Licensee no later than 30 days after each Aegis Payment Date the calculation of Net Revenues for the portion of the Aegis Payment Period that ended on such Aegis Payment Date and the amount of the accrued but unpaid Aegis Payment for such portion.  Each Aegis Payment shall be accompanied by a statement with the same level of detail regarding the Aegis Payment calculation as Licensee currently provides to Aegis.  Licensee shall be entitled to review the books and records of Aegis relating to the Aegis Payments (i) twice during each calendar year and (ii) once during the six month period following the last required Aegis Payment.  If Licensee, following such review, disagrees with Aegis’s determination of the Net Revenues for such portion or the corresponding accrued but unpaid Aegis Payment, Licensee shall notify Aegis in writing with a reasonable description of the basis for such disagreement within 45 days of receipt of Aegis’s calculations (an “Aegis Payment Dispute Notice”).  For a period of 20 days following Aegis’s receipt of an Aegis Payment Dispute Notice, Aegis and Licensee shall in good faith attempt to agree upon the amount of Net Revenues for the applicable Aegis Payment Period and the corresponding accrued but unpaid Aegis Payment.  If Aegis and Licensee are not able to resolve such dispute within such 20 day period, then a final and binding determination of the amount of Net Revenues for the applicable Aegis Payment Period and the corresponding accrued but unpaid Aegis Payment shall be made as soon as possible thereafter by the Scottsdale, Arizona office of an independent accounting firm (the “Independent Auditor”), provided, however, that the Independent Auditor shall not be a firm that has provided services to Aegis or Licensee in the 24-month period prior to such determination.  In the event that the Independent Auditor determines that there is a deficiency of greater than 10% in the amount of the Aegis Payment in dispute, then Aegis shall be obligated to pay the fees, costs and expenses of the Independent Auditor.  In all other events, Licensee shall pay the fees, costs and expenses of the Independent Auditor.

2.7

Power of Attorney.  Effective upon (i) Aegis filing any petition or action for relief under any bankruptcy or insolvency law or the filing of an involuntary petition for bankruptcy against Aegis, or (ii) the dissolution or cessation of operations by Aegis, Aegis hereby appoints and constitutes Licensee as its true and lawful attorney, with full power of substitution, and with full power and authority on behalf of Aegis, to take any and all actions and to execute any and all documents, statements, certificates or other papers necessary or advisable with respect to the Intellectual Property Rights as the same relates to the Licensee IP or the rights of Licensee under this Agreement.

2.7

Deliveries.  Upon the execution of this Agreement, Aegis shall deliver to Licensee all source code and other programming, developer manuals and engineering notes related to the Intellectual Property Rights and the Licensed Products.

ARTICLE 3

LICENSE FEES AND OTHER PAYMENTS

3.1

 License Fees.  As consideration for the grant of the license hereunder, Licensee shall assume portions of certain promissory notes of Aegis (the “Promissory Notes”) as set forth on Exhibit C attached hereto pursuant to an Assignment, Assumption and Consent Agreement of even date herewith by and among Aegis, Licensee and the holders of the Promissory Notes.

ARTICLE 4

PATENT PROSECUTION AND EXPENSES

4.1

Domestic and Foreign Patent Prosecution.  Aegis or its designated representative shall maintain the United States and any foreign patents or trademarks included in the Intellectual Property Rights and shall prosecute any patent or trademark applications included in the Intellectual Property Rights.

4.2

Domestic and Foreign Patent Costs.  Aegis agrees to pay all costs of filing,

prosecuting, and maintaining any United States and any foreign patents, patent applications, trademarks and trademark applications included in the Intellectual Property Rights.

4.3

Licensee Domestic and Foreign Patent Prosecution Rights.  If Aegis or its designated representative shall fail to promptly comply with Section 4.1 and 4.2 above, Licensee shall have the right, including pursuant to Section 2.6 above, to take any and all actions to maintain and prosecute the United States and any foreign patents or trademarks included in the Intellectual Property Rights; provided, however, that Aegis shall pay all costs and expenses incurred by Licensee in connection with such actions.

ARTICLE 5

INDEMNIFICATION

5.1

Third-Party Claim Indemnification.  Aegis shall indemnify and hold harmless Licensee and its directors, officers, employees, agents  and affiliates (each a “Licensee Claimant”) from and against any and all third party claims, demands, actions or causes of action, costs, liabilities, losses, costs, expenses, damages, judgments, awards, charges and amounts paid in settlement (including reasonable attorney’s fees, costs and expert witness fees) brought against such Licensee Claimant claiming that the Intellectual Property Rights or Licensed Products infringe any copyright, trademark, tradename or patent or misappropriate any trade secret of a third party (“Licensee Claims”).  In the event any third party asserts a Licensee Claim, Aegis shall promptly notify Licensee and Aegis may, at Aegis’s expense, replace or modify the Intellectual Property Rights or Licensed Products or a portion thereof with a version that is non-infringing, provided that the replacement or modified version has substantially equivalent functionality to the version being replaced.

Aegis shall have no obligation to indemnify under this Section 5.1 to the extent a Licensee Claim arises out of a Licensee Claimant’s continuing use of infringing Intellectual Property Rights or Licensed Products after Aegis has provided a non-infringing replacement with substantially equivalent functionality, and the Licensee Claimant has had a reasonable amount of time to test and implement the replacement version.

In the event a Licensee Claim is made or filed against a Licensee Claimant, the Licensee Claimant shall promptly notify Aegis of the same in writing, and Aegis shall defend, compromise, and/or settle the Licensee Claim at its expense. Aegis shall not be responsible for the expenses, including counsel fees, of the Licensee Claimant incurred after Aegis assumes defense of the Licensee Claim, but the Licensee Claimant may participate therein and retain counsel at its own expense. Aegis will not be responsible for any settlement made by Licensee or any Licensee Claimant without Aegis’ written permission, which will not be unreasonably withheld or delayed. Aegis will not consent to the entry of any judgment or enter into any settlement affecting the Licensee Claimant, to the extent that the judgment or settlement involves more than the payment of money, without the prior consent of the Licensee Claimant, which consent shall not be unreasonably withheld or delayed. Licensee and any Licensee Claimant shall provide information, assistance and authority, at Aegis’s expense, to help Aegis defend, compromise or settle such Licensee Claim.

5.2.

Tax Indemnification Aegis shall indemnify and hold harmless the Licensee Claimants from and against any foreign, U.S. federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with the transactions contemplated under this Agreement including, without limitation, any state or local sales or use taxes or any value added tax or business transfer tax now or hereafter imposed on or with respect to the transactions contemplated under this Agreement. All such taxes (and any penalties, interest, or other additions to any such taxes), with the exception of taxes imposed on Licensee’s net income or with respect to Licensee’s property ownership, shall be the financial responsibility of Aegis. Aegis agrees to indemnify, defend and hold the Licensee Claimants harmless from any claims, causes of action, costs (including, without limitation, reasonable attorneys’ fees) and any other liabilities of any nature whatsoever related to such taxes. This section shall govern the treatment of all taxes arising as a result of or in connection with this Agreement notwithstanding any other section of this Agreement.

ARTICLE 6

WARRANTIES AND REPRESENTATIONS

6.1

Warranties by Aegis.  Aegis represents and warrants that: (a) Aegis has full corporate power and authority to execute and deliver this Agreement and to perform Aegis’ obligations hereunder; (b) this Agreement, when executed and delivered by Aegis, shall be the legal, valid and binding obligation of Aegis, enforceable against Aegis in accordance with its terms; (c) Aegis is the sole and exclusive owner of all rights, title and interest in or to the Intellectual Property Rights, and no other person has any right or interest in or to any of the Intellectual Property Rights; (d) the Intellectual Property Rights and the Licensed Products do not infringe the proprietary rights of any third party and, to Aegis’ knowledge, no third party has infringed or is infringing upon the Intellectual Property Rights; (e) Aegis need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any other person in order to consummate the transactions contemplated by this Agreement; (f) the execution, delivery and performance of this Agreement have been duly authorized by Aegis and all necessary actions of Aegis’ Board of Directors and stockholders in connection with the execution and delivery of this Agreement and the consummations of the transactions contemplated hereby have been duly taken and are in full force and effect; and (g) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will  conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Aegis is a party or by which it is bound or to which any of its assets is subject.

6.2

Warranties by Licensee.  Licensee represents and warrants that this Agreement, when executed and delivered by Licensee, will be the legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.

ARTICLE 7

TERM AND EARLY TERMINATION

7.1

License Term.  Unless sooner terminated as herein provided, this Agreement shall continue in full force and effect commencing from the Effective Date of this Agreement and continuing perpetually.

7.2

License Termination.  Aegis shall have the right to terminate this Agreement, upon occurrence of any of the events set forth below (“Events of Default”): (i) Licensee files any petition or action for relief under any bankruptcy or insolvency law or an involuntary petition for bankruptcy is filed against Licensee and such petition remains in effect for 60 days thereafter; or (ii) the dissolution or cessation of operations by Licensee.

7.4

Sale of Inventory upon Termination.  In the event this Agreement shall be terminated as provided herein, Licensee shall promptly make an accounting to Aegis of the inventory of the Licensed Products which Licensee has on hand as of the date of such termination.  Licensee shall then have the right, for a period of six (6) months after said termination, to sell such inventory.

7.5

Sections Surviving Termination.  In the event termination under this Article occurs, Sections 2.4, 7.4 and 7.5 and Articles 5, 8 and 9 shall survive such termination.

ARTICLE 8

CONFIDENTIALITY

8.1

Confidentiality.  For the term of this Agreement and for a period of three years thereafter, disclosures by either party to the other designated by the disclosing party as proprietary and/or confidential, made in writing, orally or visually shall not be disclosed by the receiving party without the prior written consent of the other party.

8.2

Public Information.  The foregoing confidentiality requirement shall not apply when, after and to the extent the information disclosed becomes generally available to the public through no fault of the receiving party, was already known to the receiving party at the time of the disclosure as evidenced by written records in the possession of the receiving party prior to such time, or is subsequently received by the receiving party in good faith from a third party without breaching any confidential obligation between the third party and the disclosing party and disclosure of such information shall not be precluded if disclosure is: (i) required by law or the security exchange upon such party’s capital stock is then listed, or (ii) is in response to a valid order of a court or other governmental body of the United States.  The burden of proof of this section rests with the party claiming the existence of one of the exceptions.

8.3

Injunctive Relief.  Because damages at law may be inadequate remedy for breach of any of the covenants, promises and agreements contained in this Article 8, each party shall be entitled to injunctive relief in any court in any appropriate jurisdiction, including specific performance or an order enjoining another party from any threatened or actual breach of such covenants, promises or agreements.  The rights set forth in this section shall be in addition to any other rights that the parties may have at law or in equity.

ARTICLE 9

OTHER PROVISIONS

9.1

Publicity.  Neither Aegis nor Licensee shall directly or indirectly originate any publicity, news release, or other public announcement, written or oral, relating to this Agreement, the terms of this Agreement, any amendment to this Agreement thereafter, or any performance required herein without the prior written approval of the other party, unless required by law, rule or regulation or any exchange upon which the stock of such party is traded.

9.2

No Assignment by Either Party.  This Agreement may not be assigned by either party without the prior written approval of the other party.  Notwithstanding the foregoing and subject to Section 2.3, each party may assign this Agreement to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation.

9.3

Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one (1) business day after being sent to the recipient by facsimile transmission with answerback confirmation received, or (d) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

if to Aegis:

Aegis Assessments, Inc.
7975 N. Hayden Road, Suite D-363
Scottsdale, AZ 85258
Attention:  President

if to Licensee:

Sentinel Emergency Response Technology, Inc.

4439 Castle Court Place

Houston, TX  77006

Attn: David Smith

Facsimile No.: (713) 522-1289

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

9.4

Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all written or oral prior agreements or understandings with respect to the subject matter hereof.  No variation or modification of the terms or provisions of this Agreement shall be valid unless in writing and signed by the parties hereto.

9.5

No Waiver.  A waiver by either party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or succession breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

9.6

Governing Law; Jurisdiction.  All matters affecting the interpretation, validity, and performance of this Agreement shall be governed by the laws of the State of Arizona without regard to the law of conflicts of the State of Arizona.  The parties hereto hereby submit to the jurisdiction of the state and federal courts located in the State of Arizona and agree that state and federal courts in the State of Arizona shall be the exclusive jurisdiction and venue for any disputes arising from this Agreement and the related transactions.

9.7

Severability.  Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the party intended to be benefited by such provision or any other provisions of this Agreement.

9.8

Captions.  The captions herein are solely for convenience of reference and shall not affect the construction or interpretation of this Agreement.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized officers.

AEGIS ASSESSMENTS, INC.

By:
Name: Title:

SENTINEL EMERGENCY RESPONSE TECHNOLOGY, INC.

By:
David Smith President